Corcept Therapeutics Completes Second Closing Under August Private Equity Financing Agreement

MENLO PARK, CA -- 09/25/2007 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today announced the successful completion of the second closing as part of the private placement financing agreement dated August 16, 2007.

On August 20, 2007, the Company announced that it had entered into a financing agreement to sell a total of approximately 4.8 million shares of its common stock at a price of $2.10 per share, pursuant to a definitive agreement dated as of August 16, 2007 entered into with accredited investors. The Company completed the initial closing of the financing on August 17, 2007, selling approximately 3.6 million shares of its common stock at the purchase price of $2.10 per share for proceeds of $7.6 million. The investors in the initial closing included Paperboy Ventures LLC, who is currently the largest shareholder of Corcept, Sutter Hill Ventures and Alta Partners, LLP, venture capital firms that are currently significant shareholders in Corcept, and various entities and individuals related to these firms, members of the Corcept Board of Directors, Joseph C. Cook, Jr., David L. Mahoney, G. Leonard Baker and James N. Wilson, and other accredited investors.

On September 24, 2007, after receiving approval at a special meeting of stockholders, the Company completed the second closing under this financing agreement, selling an additional 1.2 million shares of common stock at the purchase price of $2.10 per share to Paperboy Ventures LLC to fulfill its remaining commitment for additional proceeds of $2.5 million. After completing this second closing, gross proceeds to Corcept as a result of this financing round totaled $10.1 million.

Corcept intends to use the proceeds of this financing to conduct the next Phase 3 clinical trial evaluating CORLUX® for the treatment of the psychotic features of psychotic depression, to conduct studies to extend and confirm the results of its recent study of CORLUX for the management of antipsychotic-induced weight gain, to continue development of its new chemical entities and for general corporate purposes, including working capital.

The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. As part of the transaction, Corcept has agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale of all of the common stock issued in the private placement within two business days following the filing of its Form 10-K for its fiscal year ending December 31, 2007.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Corcept Therapeutics Incorporated common stock under the resale registration statement will be made only by means of a prospectus.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Such statements include, without limitation, the intended use of the proceeds from the offering and the projected date for the filing of a registration statement for resale of the shares that have been sold. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Joseph K. Belanoff, M.D.
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com